Exhibit 10.5

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”), dated May 4, 2005, between AMN Healthcare, Inc. (the “Company”) and David Dreyer (“Executive”).

1. Employment at Will.

The Company agrees to employ Executive and Executive hereby agrees to be employed by the Company upon such terms and conditions as are mutually agreed upon. Executive’s employment with the Company shall be at the discretion of the Company. Executive hereby agrees and acknowledges that the Company may terminate Executive’s employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

2. Severance Benefits.

In the event that the Company terminates Executive’s employment without “Cause” (as defined below), the Company agrees to:

(a) Pay to Executive severance payments in an amount equal to twelve (12) months base salary at the rate in effect on the date of the termination of Executive’s employment (the “Termination Date”), commencing with the first payroll date after the Termination Date, and subject to the satisfaction of the conditions set forth in Section 4 below, payable in equal installments over such twelve month period by mail or by direct deposit in accordance with the Company’s normal payroll schedule, practices and applicable law. Notwithstanding anything in this Agreement to the contrary, if required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such severance payments shall be accelerated to the extent necessary to ensure that all such payments are made no later than the March 1st of the year following the year in which the Termination Date occurs. All withholding taxes and other deductions that the Company is required by law to make from wage payments to employees will be made from such severance payments.

(b) If Executive makes an election to continue Executive’s coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) reimburse Executive for the cost of such coverage during the period beginning on the Termination Date and ending on the earlier of (i) the twelve month anniversary of the Termination Date or (ii) the date upon which the Executive becomes eligible for comparable coverage under another employer’s group health plans. Such period shall run concurrently with the period of Executive’s rights under COBRA.

For purposes of this Agreement, “Cause” for termination of the Executive shall mean (a) Executive’s failure to perform in any material respect his duties as an employee of the Company, (b) violation of the Company’s Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (c) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (d) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (e) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendre with respect to a crime which constitutes a felony or any lesser crime that involves Company property.

3. No Other Payments.

Executive understands and agrees that the payments and benefits described above are in lieu of, and discharge, any obligations of the Company to Executive for compensation, incentive or performance payments, or any other expectation or form of remuneration or benefit to which Executive may be entitled, including severance benefits under any Company plan or program, except for: (i) any unpaid wages due for work performed during any pay period(s) prior to the Termination Date; (ii) any unused vacation which is duly recorded on the Company’s payroll records as of the Termination Date; (iii) the continuation of Executive’s coverage under the Company’s group health plans pursuant to COBRA, and (iv) any amounts payable to Executive under any retirement or savings plan of the Company in accordance with the terms of any such plan as in effect on the Termination Date.

4. Severance Benefits Conditioned Upon Release.

Executive acknowledges and understands that Executive’s eligibility for severance pay and other benefits hereunder is contingent upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of the Company’s standard Covenant and General Release of All Claims (the “Release”) as in effect on the Termination Date. The Company’s standard Release may be modified from time to time in the Company’s discretion as it deems appropriate. If Executive fails to execute a Release within twenty-one (21) days of receipt of such Release (or if Executive revokes such Release in a manner permitted by law or the applicable Release), then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under this Agreement.

5. Miscellaneous Provisions.

(a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Executive acknowledges that this Agreement replaces any prior severance agreement entered into by and between the Company and Executive.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

(c) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

AMN HEALTHCARE, INC.

12400 High Bluff Drive, Suite 100

San Diego California 92130

Attention: General Counsel

If to Executive:

David Dreyer

[Address]

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Date: , 2005	AMN HEALTHCARE, INC.

By:
		Name:	Susan R. Nowakowski
		Title:	Chief Executive Officer

Date: , 2005

By:
		Name:	David Dreyer
		Title:	“Executive”

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